EXHIBIT 99.2

Conference Call Operator:

Good morning, and thank you for standing by. My name is Jen, and I will be your conference facilitator today. I would like to welcome everyone to the Axonyx Inc. and TorreyPines Therapeutics merger conference call.

For further information, please visit the Company’s respective websites to access additional information. The Axonyx website also maintains links to all applicable SEC filings also available on the Edgar system located at www.sec.gov.

I would now like to turn the call over to John Quirk of The Ruth Group.

Please go ahead, Sir.

John Quirk:

Thank you, Jen, and welcome to the Axonyx investor conference call to discuss the release issued this morning announcing and describing the pending merger between Axonyx and TorreyPines Therapeutics.

These introductory remarks will include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this conference call.

Forward-looking statements speak as of today and reflect management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those suggested by the Company's forward-looking statements -- as is more fully discussed in the Company's filings with the U.S Securities & Exchange Commission.

I am now going to read required pre-merger regulatory language;

In connection with the Merger, Axonyx and TorreyPines Therapeutics intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement.  Investors and security holders of Axonyx and TorreyPines Therapeutics are urged to read these materials when they become available because they will contain important information about Axonyx, TorreyPines Therapeutics and the merger. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Axonyx with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Axonyx by directing a written request to: Axonyx, 500 Seventh Avenue, 10th Floor, New York, NY 10018, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and any other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Axonyx and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Axonyx in connection with the merger.  Information about those executive officers and directors of Axonyx and their ownership of Axonyx’s common stock is set forth in Axonyx’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Axonyx and its executive officers and directors in the merger by reading the proxy statement and prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

During today’s conference call, we will be referencing PowerPoint slides that are viewable within your webcast window and will advance automatically along with the presentation. If you are listening in via the telephone, you may download today’s presentation from the Axonyx website at www. Axonyx.com and/or the TorreyPines Therapeutics website at http://www.Torreypinestherapeutics.com

If for any reason you are unable to access a copy of today’s presentation or the release, please contact The Ruth Group at 646-536-7029.

I would now like to turn the call over to Dr. Gosse Bruinsma, President and Chief Executive Officer of Axonyx. Dr. Bruinsma, please go ahead, Sir.

Dr. Gosse Bruinsma:

Thank you very much, John.

I would like to welcome and thank you for joining our discussion of today’s announced merger with TorreyPines.

I believe this transaction is an important, value creating and value-adding event for Axonyx and its shareholders as it brings together two companies with strong and complementary central nervous systems drug portfolios. By joining together with TorreyPines, we’re taking a significant step forward towards creating a leading biopharmaceutical company with a strong and deep commitment to the development of potential treatments for Alzheimer’s Disease as well as gaining excellent and novel POTENTIAL treatments in the area of migraine and chronic pain.

Since our failed Phenserine Phase 3 trial was reported in February of last year, our attention has primarily been focused on two strategies; firstly, on the further development of our compounds. Specifically, we wrapped up our development efforts surrounding Phenserine and initiated an out-licensing effort; we also successfully moved Posiphen through an IND application and Phase I trials and we continue to work on the IND application for Bisnorcymserine, or BNC. Many of the press releases over the last year have shared with you the exciting positive data that has been generated in regards to this development work.

Our overriding business strategy that the company has been pursuing, however, has been one of growing our company; growing in terms of diversifying our Alzheimer’s Disease drug candidate portfolio as well as seeking to include drugs for more and different CNS indications in our pipeline. This strategy involved the screening of many in-licensing opportunities as well as the careful examination of companies that we believed had strong and complementary portfolios of compounds in the CNS area.

We believe that TorreyPines represents a unique and excellent opportunity for our shareholders. TorreyPines adds an expanded Alzheimer’s Disease clinical platform, substantive discovery and preclinical activities in Alzheimer’s Disease as well as promising clinical stage compounds for the treatment of migraine and chronic pain.

We were particularly impressed with the potential for their lead compound candidate, tezampanel, an AMPA/kainate receptor antagonist -- and their follow-on compound NGX426. These compounds potentially represent a new class of drugs to treat migraine and chronic pain conditions such as neuropathic pain. The TorreyPines management, which will lead the merged company, is a senior and experienced drug development team that in my opinion is well able to continue to aggressively move our compounds forward.

TorreyPines represents a strengthening and an extension of our presence in the CNS space providing promising product opportunities in markets in need of novel therapies. The combined company will be very well financed, is an ideal fit for Axonyx, and we firmly believe the transaction to be in the best interests of Axonyx shareholders.

Under the terms of the merger agreement, which is structured as a tax free stock for stock merger, TorreyPines shareholders will receive shares such that, pro forma, approximately 58% of the combined company will be held by TorreyPines shareholders; and approximately 42% will be held by Axonyx shareholders. These relative percentages will be adjusted in the event that either party out-licenses one or more product candidates prior to closing. In addition, TorreyPines preferred shareholders will receive warrants to purchase combined company shares that, if fully exercised at closing, would give TorreyPines shareholders approximately 62% of the combined company. The warrants have an exercise price of $1.04, or approximately 10% higher than our recent stock price.

Upon the closing of this transaction, the combined company will do business under the TorreyPines Therapeutics name and be headquartered in San Diego, California. The Company intends to trade on Nasdaq under the proposed symbol “TPTX.”

As the transaction requires the approval of Axonyx shareholders, the Company intends to hold a shareholder meeting at the earliest opportunity, subject to the preparation and regulatory approval of the appropriate shareholder information.

In terms of the key investment highlights, the merger transaction results in the following: a CNS focused company with 8 product candidates in or about to enter the clinic.

With a total of 8 products in or about to enter the clinic, we have a deep and enviable drug pipeline in CNS.

We have a large market opportunity with focus on migraine, chronic pain and Alzheimer’s Disease, a discovery operation focusing on Alzheimer’s Disease, and a seasoned management with proven track record in the CNS drug development arena. We anticipate having numerous milestones over the next 12 months and finally, we have a strong combined balance sheet. On a pro forma basis, we would have had more than $80M cash at the end of March of this year.

At this time, let me introduce to you to Dr. Neil M. Kurtz who joined TorreyPines in 2002 as its President and Chief Executive Officer. Prior to joining TorreyPines, Neil was President, CEO and co-Founder of Worldwide Clinical Trials, a contract research organization specialized in CNS drug development. Neil spearheaded the acquisition of Worldwide Clinical Trials by UnitedHealthGroup in 1999. Following their acquisition, Neil became President of Ingenix Pharmaceutical Services, a division of UnitedHealth. He has also held senior positions with Boots Pharmaceuticals, Inc., Bayer Corporation and the Bristol-Myers Squibb Company as well as Merck. During his career, Neil has played instrumental roles in numerous NDA submissions and approvals including the anti-obesity drug Meridia; Pepcid for pain related to stomach ulcers; and the anti-anxiety therapy BuSpar. Let me now turn the call over to Neil.

Dr. Neil Kurtz:

Thank you, Gosse. And welcome everyone.

Let me also express my enthusiasm for the transaction. This is a great day for shareholders of both companies driven by the strong strategic fit, the improvement in the combined company’s balance sheet and, most of all, the expanded CNS product pipeline, particularly the Alzheimer’s Disease portfolio of product candidates.

For Axonyx shareholders, you are the beneficiaries of a broader clinical pipeline that adds three compounds for Alzheimer’s Disease and extends Axonyx’s CNS franchise into the migraine and chronic pain area with two novel compounds. As you can see, the individual pipelines are highly complementary in terms of the disease targets Axonyx was already pursuing. And for TorreyPines shareholders, you gain flexibility from a stronger balance sheet and access to the capital markets in addition to a more diversified pipeline.

Since Gosse touched on the infrastructure of the combined company, I wanted to take a few minutes to share with you the composition of the new management team. In addition to myself, Craig Johnson will be the Chief Financial Officer. Craig has served as a senior financial executive in the biotech industry for more than 10 years. Evelyn Graham will be the Chief Operating Officer, and Dr. Michael Murphy will be the Chief Medical Officer. Ev, Mike and I successfully worked together at the Contract Research Organization I founded, Worldwide Clinical Trials. Ev has 19 years of clinical development experience and a proven track record of establishing and running development operations for pharmaceutical and contract research organizations. Mike has held senior scientific and clinical research positions at Cephalon and the Neuroscience Strategic Business Unit at Hoechst-Roussel Pharmaceuticals. Dr. Steven Wagner will be our Chief Scientific Officer. Steve was a co-founder of TorreyPines, then called Neurogenetics, in 2000. Prior to that, he served as the program head of SIBIA’s Alzheimer’s Disease drug discovery collaboration with Bristol-Myers Squibb.

The Axonyx management team will provide assistance during the transition and integration of the two companies. Three members of the Axonyx Board of Directors will join the new company’s board of directors. And five members of the TorreyPines board will comprise the remainder of the combined Company’s board.

CNS diseases and disorders represent large, growing and underserved markets. Our initial focus on migraine, chronic pain and Alzheimer’s Disease alone represents multi-billion dollar opportunities in the U.S. Here are a few statistics to demonstrate the size of these market opportunities.

Pain is the number 1 reason people visit a doctor, and the overall pain market including prescriptions and over-the-counter medications in the U.S. is estimated to be $38 billion annually. This market is comprised of many segments. Initially, we are targeting the migraine segment with our novel pain compounds. Approximately 31 million Americans suffer from migraines; and in 2005, $2 billion was spent on prescription medications for migraine therapies. Not only is this a large and underserved market but there have been no novel therapies introduced in over a decade.

The Alzheimer’s Disease market is not only large, but growing rapidly as the population ages. It is estimated that 4.5 million Americans suffer from Alzheimer’s Disease, with 360,000 new cases yearly, at a total cost to society of more than 100 billion dollars annually. Were all diagnosed Alzheimer’s Disease patients to be prescribed an effective treatment, the total prescription drug costs could reach 18 billion dollars. As you can see, these markets represent significant opportunities. Now I will discuss the compounds in our combined pipeline and how we believe they may help to address the needs of these underserved markets.

I am very enthusiastic about the combined pipeline – it is robust, exceptionally deep in Alzheimer’s Disease compounds, and diversified with two compounds for pain. Not only does it address two of the largest CNS disease areas, I feel it has the potential to address multiple segments within those large markets. The quality and depth of this pipeline is, I believe, unique to a pharmaceutical company of our size.

Together, there are 8 compounds in or about to enter the Clinic. Gosse and I will now describe our clinical compounds in a little more detail. I am certain after hearing this you will agree that through this merger we have taken a major step toward building a premier CNS biopharmaceutical company.

I am going to address our pain franchise and then finish with a discussion of the product opportunities we have for Alzheimer’s Disease.

Our lead compound for the treatment of migraine and chronic pain is tezampanel.

Tezampanel is a novel compound that is given via injection. It is an AMPA/kainate receptor antagonist and offers a non-opioid, non-vascular approach to the management of migraine and other chronic pain states. We believe tezampanel represents a promising treatment alternative to opioids, or narcotic pain relievers, since it may potentially avoid significant side effects typically associated with opioids. In addition, we believe we can avoid the cardiovascular effects associated with the COX-2 inhibitors.

To date, we have completed 2 Phase I and 5 Phase IIA studies with tezampanel, which involved more than 200 subjects. I believe these studies provide strong support for the safety and efficacy of tezampanel in treating migraine and chronic pain including neuropathic pain.

We have elected to pursue migraine as our first indication and our plan is to initiate a Phase II-B study giving the drug subcutaneously.

The second compound in the pain portfolio is NGX426.

NGX426 is the oral formulation of tezampanel. Building on the subcutaneous tezampanel program, our initial indication with NGX426 is also migraine. We plan to file an IND for NGX426 and anticipate initiating our first Phase I study.

In the future, we will be giving serious consideration to beginning a program with both tezampanel and NGX426 in the multi-billion dollar neuropathic pain market where we already have demonstrated proof of concept with tezampanel.

Now let's talk about Alzheimer’s Disease.

In a few seconds, I will turn the discussion over to Gosse who will describe the Axonyx compounds and then I will return to talk about the TorreyPines program.

I am confident that after hearing this presentation, you will agree we have created a very strong product portfolio with multiple compounds representing the potential to treat across the continuum of Alzheimer’s Disease.

Gosse?

Dr. Gosse Bruinsma:

Thank you, Neil

Axonyx’s lead compound for the treatment of mild to moderate Alzheimer’s Disease is Phenserine.

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Phenserine has a dual mechanism of action: firstly, it is an acetylcholinesterase inhibitor and secondly in both the preclinical and clinical setting, it has been shown to affect Beta-amyloid levels in the plasma and cerebrospinal fluid of Alzheimer’s Disease patients.

Since the failure of our first Phase III trial with Phenserine, we have subsequently shown, in a cohort of patients from the curtailed second and third Phase III trials, that Phenserine statistically significantly improved the memory and cognition abilities of Alzheimer’s Disease patients that had been treated for 12 – 26 weeks.

Furthermore, the data recently presented at a major conference in Geneva suggests that as a result of its effects on amyloid, Phenserine may have brain volume preserving effects while lowering beta amyloid load in the brain as well. These are important data that suggest that Phenserine has the ability to improve memory and cognition, as well as potentially slow disease progression.

Our next compound in the portfolio is Posiphen, is the positive isomer of Phenserine and appears to primarily decrease the formation of beta-amyloid. Initial preclinical studies showed that Posiphen administered to mice was able to reduce the levels of amyloid by up to 50% after 7 and 21 days of dosing.

Importantly, the plasma levels that have been safely achieved in the Phase I human studies are higher than those needed to significantly reduce amyloid levels in the mice. Posiphen is now in Phase I development.

Our third compound in the Axonyx portfolio is BNC or Bisnorcymserine. It is a highly selective butyrylcholinesterase inhibitor. BNC is being developed for the treatment of severe AD because in severe AD, it appears that the butyrylcholinesterase enzyme pathway becomes dominant as opposed to the acetylcholinesterase pathway. BNC is currently in late stage pre-IND development.

Let me turn now back to Neil.

Dr. Neil Kurtz:

Thank you, Gosse.

I will now discuss in more detail the TorreyPines pipeline in Alzheimer’s Disease.

Our first compound, NGX267, is a selective muscarinic M1 agonist.

The M1 receptor plays an important role in memory and cognitive processing. Based on our studies to date, we believe NGX267 has the potential to improve cognition as well as slow disease progression.

NGX267 has completed 2 Phase I studies involving approximately 60 subjects - the first Phase I study was a single dose study in healthy males; the second Phase I study was also a single dose study; this time in healthy elderly volunteers, a population that more closely mimics that of Alzheimer’s Disease patients.

Our next step is to initiate a multiple dose Phase 1 study

An important preclinical study of NGX267 was recently published in the March 2nd edition of the journal Neuron. In this study, it was shown in mice that NGX267 lowered brain levels of A(-42 and could prevent the formation of both the amyloid plaque and neurofibillary tangles that are the pathological hallmarks of Alzheimer’s Disease. The authors concluded that NGX267 could potentially have important effects in delaying or preventing the progression of Alzheimer’s Disease.

Both companies have some very promising pre-clinical candidates that are highlighted here.

As Gosse previously mentioned, BNC is a highly selective butyrylcholinesterase inhibitor in late stage pre-IND development for the treatment of severe Alzheimer’s Disease.

NGX292, our follow-up muscarinic agonist and NGX555 are two additional IND candidates that are being targeted for the treatment of Alzheimer’s Disease.

NGX555, our gamma/secretase modulator, is a particularly significant compound as it comes directly from the discovery function of TorreyPines, and we believe validates the scientific excellence of the group.

These compounds, along with BNC, represent an important part of the future of the company.

Together with NGX267, Phenserine and Posiphen, these six compounds give the combined company, in my opinion, one of the strongest and most diversified pipelines for Alzheimer’s Disease in the pharmaceutical industry.

Before we close, I want to review the company’s anticipated clinical milestones during the next 12-months.

In Migraine and Chronic Pain, Tezampanel is expected to enter into a Phase IIb trial for treatment of migraine and we plan to file an IND for NGX426 and start a Phase I trial with the drug.

In our Alzheimer’s Disease Franchise, the ongoing Phase I trials with Posiphen for Alzheimer’s Disease progression should be completed, and data from the Phase I single dose study of NGX267 in healthy elderly should become available. We plan to begin a multiple dose Phase I trial with NGX267, and we plan to start a Phase I trial with BNC.

At this point, let me turn things over again to Gosse who will take you through the remainder of the presentation

Dr. Gosse Bruinsma:

Thanks again Neil.

Let me underline both companies’ enthusiasm for this transaction and recap what we believe are the key investment highlights of the combined company. The merger creates a CNS focused company with 8 product candidates in or about to enter clinic. With a total of 8 products in or about to enter the clinic, we have a deep and enviable drug pipeline in CNS we have a large market opportunity with focus on migraine, chronic pain and Alzheimer’s Disease, a discovery operation focusing on Alzheimer’s Disease, and a seasoned management with proven track record in the CNS drug development arena.

As Neil just mentioned, we anticipate having numerous milestones over the next 12 months, and we have a strong combined balance sheet. On a pro forma basis, we would have had more than $80M cash at the end of March 2006. We see this merger as a transaction that creates a deeper and more diversified pipeline for the Company with significant opportunities in the CNS space.

There is no doubt the combined company will be advantageously positioned to pursue additional business development opportunities and, most importantly, increase shareholder value.

In the immediate term, you can expect we will focus on optimizing the pipeline and aligning our costs. We now have a solid foundation to attract new talent, explore M&A opportunities that fit with our scientific focus and CNS development expertise, as well as leverage in- and out-licensing opportunities, scientific collaborations and strategic alliances.

The existing management team of TorreyPines will assume the leadership for the combined company, and the combined company’s operations will continue to be managed out of its headquarters in San Diego, California.

In summary, the combination of Axonyx and TorreyPines will position the company as an established biopharmaceutical development company focused in the area of CNS diseases and disorders. Its portfolio is large and diversified, will consist of 8 clinical stage and preclinical product candidates and the combination of our assets complement each other's long-term commitment to the CNS area and is an important step towards creating a premier CNS company in the industry.

I think by now you can begin to see why we are so excited by the TorreyPines pipeline and also recognize it as a great strategic fit for Axonyx.

We look forward to further discussing this exciting news with our shareholders and potential investors over the next several weeks.

This concludes our presentation of this morning, and we, Neil and I, thank you for joining us.